Exhibit 99.1

[PHH Corporation Logo]

PHH CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

MT. LAUREL, N.J., December 23, 2009 – PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that Jonathan D. Mariner will be leaving the Company’s Board of Directors, effective December 31, 2009. The Company also announced the appointment of Carroll R. Wetzel to the Board, effective January 1, 2010, as a Class III director to fill the vacancy created by Mr. Mariner’s resignation. Mr. Wetzel will serve as a member of the company’s Audit Committee and Finance and Risk Management Committee. Mr. Wetzel brings to PHH extensive experience serving on and leading the boards of public companies undergoing transformations and operational restructurings, as well as significant expertise in corporate governance and keen insight from a twenty-year career in corporate finance.

Mr. Mariner is stepping down from the Board because of other professional commitments, including responsibilities to his employer, Major League Baseball. He has served on the PHH Board since the spin-off of PHH from Cendant Corporation in 2005.

Jim Egan, Non-executive Chairman of the Board of Directors, said, “On behalf of the entire Board, I want to thank Jonathan for his excellent and dedicated service to PHH and everything he has contributed to the Board and the Company. He has helped to guide PHH through a difficult operating environment marked by a severe decline in the U.S. housing market and the collapse of the global credit markets.

“While we are sorry to see Jonathan leave the Board, this change provides us with an opportunity to bring on new talent and expertise to complement a very strong and experienced set of directors who are committed to driving long-term value for our shareholders. To that end, I am extremely pleased to welcome Carroll Wetzel to the Board. His insights and extensive experience as a corporate director helping companies successfully transform their businesses and enhance shareholder value will be extremely beneficial to PHH.”

Jonathan Mariner said, “I have been honored to serve on the PHH Board and work with the Company’s talented staff. I continue to be impressed by the strong leadership provided by the Board and PHH’s new chief executive, Jerry Selitto, as well as by the impressive start that Jerry has made at the Company. Unfortunately, other professional commitments will keep me from continuing my service on the PHH Board as Jerry and his team work to continue strengthening the Company’s operations to achieve a new level of success.”

About Mr. Wetzel

Carroll R. Wetzel serves as a Director of Exide Technologies and Brinks Home Security.  He previously served as Vice Chairman and lead director at Arch Wireless (from 2001 through 2002); as non-executive Chairman of Safety Components International (from 2000-2005) and as a director of Laidlaw International (from 2004 to 2007).  Before that, he spent approximately 20 years working in investment banking and corporate finance.  From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at Chase (and at Chemical Bank prior to its merger with Chase) and previously served as a corporate finance officer at Dillon Read and Smith Barney.  He has a B.A. from Stanford University and an M.A. and Ph.D. from George Washington University.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada.

1 Inside Mortgage Finance, Copyright 2009

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act and those risk factors included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 23, 2009 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or nonoccurrence of anticipated or unanticipated events.

Contact:

Nancy R. Kyle
Vice President, Investor Relations
856-917-4268

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